Exhibit 99.2
UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

The following unaudited pro forma combined financial information reflects Abraxas Petroleum’s historical results as adjusted on a pro forma basis to give effect to (a) the Merger and related transactions and (b) the new credit facility. The estimated adjustments to effect the Merger and the new credit facility are described in the notes to the unaudited pro forma combined financial information.

The unaudited pro forma combined balance sheet information reflects the Merger and related transactions, including the new credit facility and the monetization of Abraxas Energy’s derivative contracts, as if they occurred on June 30, 2009, and the unaudited pro forma combined statement of operations information for the twelve months ended December 31, 2008 and the six months ended June 30, 2009 reflect the Merger and related transactions, including the new credit facility, as if they occurred on January 1, 2008.

The unaudited pro forma combined financial information was derived by adjusting the historical financial statements of Abraxas Petroleum. Abraxas Petroleum management believes that the adjustments provide a reasonable basis for presenting the significant effects of the Merger and related transactions, and the new credit facility. The unaudited pro forma combined financial information is provided for illustrative purposes only and is based upon available information and assumptions that the management of Abraxas Petroleum believes are reasonable under the circumstances. The unaudited pro forma combined financial information is not necessarily indicative of what the operating results or financial position of Abraxas Petroleum would have been had the Merger and related transactions, including the new credit facility, been completed on the dates indicated, nor are they necessarily indicative of future operating results or financial position. Abraxas Petroleum and Abraxas Energy may have performed differently had they been combined during the periods presented.

ABRAXAS PETROLEUM CORPORATION AND SUBSIDIARIES

UNAUDITED PRO FORMA COMBINED BALANCE SHEET
ASSETS
JUNE 30, 2009
(In thousands)

	Historical	Monetization of Derivative Contracts		Merger Adjustments	New Credit Facility Adjustments		Pro Forma
Assets
Current assets:
Cash and cash equivalents	$1,790	$—		$—	$—		$1,790
Accounts receivable, net:
Joint owners	845	—		—	—		845
Oil and gas production	6,217	—		—	—		6,217
Other	325	—		—	—		325

	7,387	—		—	—		7,387
Derivative asset—current	18,092	(18,092	)(a)	—	—		—
Other current assets	432	—		—	—		432
Total current assets	27,701	(18,092)		—	—		9,609
Property and equipment:
Oil and gas properties, full cost method of accounting:
Proved	448,093	—		—	—		448,093
Unproved properties excluded from depletion	—	—		—	—		—
Other property and equipment	11,116	—		—	—		11,116

Total	459,209	—		—	—		459,209
Less accumulated depreciation, depletion, and amortization	300,385	—		—	—		300,385
Total property and equipment—net	158,824	—		—	—		158,824
Deferred financing fees, net	4,099	—		—	9	(b)	4,108
Derivative asset—long-term	9,456	(9,456	)(a)	—	—		—
Other assets	483	—		—	—		483
Total assets	$200,563	$(27,548)		$—	$9		$173,024

ABRAXAS PETROLEUM CORPORATION AND SUBSIDIARIES

UNAUDITED PRO FORMA COMBINED BALANCE SHEET
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
JUNE 30, 2009
(In thousands)

	Historical	Monetization of Derivative Contracts		Merger Adjustments		New Credit Facility Adjustments		Pro Forma
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$5,240	$—		$—		$—		$5,240
Oil and gas production payable	2,750	—		—		—		2,750
Accrued interest	273	—		—		—		273
Other accrued expenses	1,575	—		—		—		1,575
Derivative liability—current	2,697	—		—		—		2,697
Current maturities of long-term debt	46,062	—		—		(39,924	)(f)	6,138
Other current liabilities	19	—		—		—		19
Total current liabilities	58,616	—		—		(39,924)		18,692
Long-term debt, excluding current maturities	128,843	(24,346	)(a)	—		39,671	(g)	144,168
Derivative liability—long-term	3,202	(3,202	)(a)	—		—		—
Future site restoration	10,172	—		—		—		10,172
Total liabilities	200,833	(27,548)		—		(253)		173,032
Equity
Abraxas Petroleum Corporation stockholders’ equity:
Convertible preferred stock, par value $.01, authorized 1,000,000 shares; -0- issued and outstanding	—	—		—		—		—
Common Stock, par value $.01 per share: authorized 200,000,000 shares	498	—		262	(c)	—		760
Additional paid-in capital	187,938	—		(384	)(d)	—		187,554
Accumulated deficit	(188,776)	—		—		262	(h)	(188,514)
Accumulated other comprehensive income	192	—		—		—		192
Total stockholders’ equity	(148)	—		(122)		262		(494)
Non-controlling interest equity	(122)	—		122	(e)	—		—
Total stockholders’ equity	(270)	—		—		262		(8)
Total liabilities and stockholders’ equity	$200,563	$(27,548)		$—		$9		$173,024

ABRAXAS PETROLEUM CORPORATION AND SUBSIDIARIES

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2008 (1)
(In thousands, except per share data)

	Historical	Merger Adjustments		New Credit Facility Adjustments		Pro Forma
Revenue:
Oil and gas production revenues	$99,084	$—		$—		$99,084
Rig revenues	1,210	—		—		1,210
Other	16	—		—		16
	100,310	—		—		100,310

Operating costs and expenses:
Lease operating and production taxes	26,635	—		—		26,635
Depreciation, depletion and amortization	23,343	—		—		23,343
Impairment	116,366	—		—		116,366
Rig operations	856	—		—		856
General and administrative	7,127	—		—		7,127
	174,327	—		—		174,327

Operating income (loss)	(74,017)	—		—		(74,017)

Other (income) expense:
Interest income	(187)	—		—		(187)
Interest expense	10,496	—		(,1840	)(k)	8,656
Financing fees	359	—		—		359
Amortization of deferred financing fees	1,028	—		341	(l)	1,369
Loss (gain) on derivative contracts	(28,333)	—		—		(28,333)
Other	8,523	(7,386	)(i)	—		1,137
	(8,114)	(7,386)		(1,499)		(16,999)

Consolidated net income (loss)	(65,903)	7,386		1,499		(57,018)
Less: Net (income) loss attributable to non-controlling interest	13,500	(13,500	)(j)	—		—
Net income (loss) attributable to Abraxas Petroleum	$(52,403)	$(6,114)		$1,499		$(57,018)

Net earnings (loss)—per common share—basic	$(1.07)					$(0.76)

Net earnings (loss)—per common share—diluted	$(1.07)					$(0.76)

Weighted average common shares outstanding:
Basic	49,005					75,179 (m)
Diluted	49,005					75,179 (m)

(1)	As adjusted for SFAS 160 “Noncontrolling Interest in Consolidated Financial Statements.” (See Note 1 to the consolidated financial statements)

ABRAXAS PETROLEUM CORPORATION AND SUBSIDIARIES

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 2009
(In thousands, except per share data)

	Historical	Merger Adjustments		New Credit Facility Adjustments		Pro Forma
Revenue:
Oil and gas production revenues	$22,715	$—		$—		$22,715
Rig revenues	500	—		—		500
Other	3	—		—		3
	23,218	—		—		23,218
Operating costs and expenses:
Lease operating and production taxes	11,854	—		—		11,854
Depreciation, depletion and amortization	8,994	—		—		8,994
Rig operations	399	—		—		399
General and administrative	3,730	—		—		3,730
	24,977	—		—		24,977

Operating income (loss)	(1,759)	—		—		(1,759)

Other (income) expense:
Interest income	(11)	—		—		(11)
Interest expense	5,607	—		(1,315	)(k)	4,292
Financing fees	362	—		—		362
Amortization of deferred financing fees	586	—		99	(l)	685
Loss on derivative contracts	1,695	—		—		1,695
Other	2,229	—		—		2,229
	10,468	—		(1,216)		9,252

Consolidated net income (loss)	(12,227)	—		1,216		(11,011)
Less: Net (income) loss attributable to non-controlling interest	6,645	(6,645	)(j)	—		—
Net income (loss) attributable to Abraxas Petroleum	$(5,582)	$(6,645)		$1,216		$(11,011)

Net earnings (loss)—per common share—basic	$(0.11)					$(0.15)

Net earnings (loss)—per common share—diluted	$(0.11)					$(0.15)

Weighted average common shares outstanding:
Basic	49,628					75,802
Diluted	49,628					75,802

ABRAXAS PETROLEUM CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

(a)
To reflect the monetization of Abraxas Energy’s derivative contracts. The mark-to-market valuation at June 30, 2009 of Abraxas Energy’s derivative contracts was $24.3 million. On July 29, 2009, Abraxas Energy monetized all of its “in-the-money” commodity swaps for $26.7 million and, together with the July 2009 commodity swap settlement of $2.0 million, repaid $28.7 million of indebtedness under its credit facility on July 31, 2009. In connection with the monetization and repayment, Abraxas Energy was required to enter into new commodity swaps on approximately 85% of its estimated oil and gas production from its net proved developed producing reserves through December 31, 2012 and on 70% for 2013. We have assumed that there is no impact to the statement of operations for the monetization of Abraxas Energy’s derivative contracts because had we entered into new derivative contracts on January 1, 2008, they would have been on terms similar to those in our existing derivative contracts.

(b)	To reflect the adjustment to deferred financing fees to reflect the terms of the new credit facility.

(c)	To reflect the issuance of 26.2 million shares of Abraxas Petroleum common stock at $0.01 par value in the Merger, which includes the restricted share issuance.

(d)	To reflect the re-classification of previously allocated non-controlling interest which was eliminated in the Merger.

(e)	To reflect the adjustment to Abraxas Petroleum’s stockholders’ equity previously allocated to the non-controlling interest which was eliminated in the Merger.

(f)
To reflect the adjustment to current maturities of long-term debt as Abraxas Energy’s subordinated credit facility will be refinanced and terminated in connection with the Merger and Abraxas Petroleum’s credit facility will be amended and restated in connection with the Merger. The pro forma long-term debt and current maturities of long-term debt reflect the terms of the non-binding term sheet for the new credit facility. For this adjustment, $135.0 million is assumed to be outstanding under the revolving portion of the new credit facility and $10.0 million is assumed to be outstanding under the term loan portion of the new credit facility, of which $6.0 million is recorded as current maturities of long-term debt as this portion of the term loan is due on or before June 30, 2010. In addition to the new credit facility, other indebtedness includes a real estate note in the amount of $5.3 million, of which $0.1 million is recorded as current maturities of long-term debt.

June 30, 2009 (In thousands)
Current maturities of long-term debt under the existing credit facilities	$(46,062)
Current maturities of long-term debt under the new credit facility (term loan portion) and the real estate note	6,138

Net decrease in current maturities of long-term debt	$(39,924)

We have included the pro forma adjustments for the new credit facility as the Merger is contingent on the new credit facility; therefore, the new credit facility is directly attributable to the Merger transaction. Furthermore, the new credit facility will have a continuing impact on Abraxas Petroleum.

(g)
To reflect the adjustment to long-term debt to reflect the terms of the new credit facility and the partial repayment of indebtedness from proceeds of the monetization of Abraxas Energy’s derivative contracts. The remaining outstanding indebtedness will be re-financed under the terms of the new credit facility.

June 30, 2009 (In thousands)
Long-term debt under the existing credit facilities	$(128,843)
Long-term debt repaid under the existing credit facilities after June 30, 2009	24,346
Long-term debt under the new credit facility (revolving portion)	135,000
Long-term debt under the new credit facility (term loan portion)	4,000
Real estate note	5,168

Net increase in long-term debt	$39,671

(h)	To adjust for deferred financing fees relating to our existing debt that was refinanced and terminated with the new credit facility at the closing of the Merger.

(i)
To adjust the expense previously recorded for the value of Abraxas Petroleum common stock potentially issuable under the exchange and registration rights agreement, which agreement was terminated in connection with the Merger.

(j)	To reflect the adjustment to Abraxas Petroleum’s net income (loss) previously allocated to the non-controlling interest which was eliminated in the Merger.

(k)
To reflect the adjustment to interest expense to reflect the terms of the new credit facility and the partial repayment of indebtedness from proceeds of the monetization of Abraxas Energy’s derivative contracts. The remaining outstanding indebtedness was re-financed under the terms of the new credit facility. Amounts outstanding under the revolving portion of the new credit facility will bear interest at the greater of (a) 2.0% and (b) LIBOR plus, in each case, 2.50 - 3.75% depending on the utilization of the borrowing base. For this pro forma adjustment, $135.0 million is assumed to be outstanding under the revolving portion of the new credit facility and will bear interest at 5.75%. Amounts outstanding under the term loan portion of the new credit facility will bear interest at the greater of (a) 2.0% and (b) LIBOR plus, in each case 5.75%. For this pro forma adjustment, $10.0 million is assumed to be outstanding under the term loan portion of the new credit facility and will bear interest at 7.75%. As short-term LIBOR rates are currently below 2.0%, 2.0% was utilized in each interest rate calculation. We have included the pro forma adjustments for the new credit facility as the Merger is contingent on the new credit facility; therefore, the new credit facility is directly attributable to the Merger transaction. Furthermore, the new credit facility will have a continuing impact on Abraxas Petroleum.

For the year ended December 31, 2008 (In thousands)
Interest expense related to long-term debt under the existing credit facilities	$(10,496)
Interest expense related to long-term debt under the new credit facility	8,656
Net decrease in interest expense	$(1,840)

For the six months ended June 30, 2009 (In thousands)
Interest expense related to long-term debt under the existing credit facilities	$(5,607)
Interest expense related to long-term debt under the new credit facility	4,292
Net decrease in interest expense	$(1,315)

For purposes of the pro forma statements of operations for the year ended December 31, 2008 and the six months ended June 30, 2009, a 1/8% change in the interest rate assumed would change the pro forma interest expense by $184,000 and $92,000, respectively.

(l)	To reflect the adjustment to deferred financing fees to reflect the terms of the new credit facility.

(m)           To reflect the cancellation and conversion of Abraxas Energy’s common units, other than those owned by Investments, into shares of Abraxas Petroleum common stock pursuant to the Merger Agreement. Common units owned by Investments and the general partner interest owned by the GP will be canceled and cease to exist at the closing of the Merger.

Note 1. Supplemental Oil and Gas Disclosures

For financial reporting purposes, the operating and financial results, including net proved reserves of oil and gas, of Abraxas Energy are consolidated with the results of Abraxas Petroleum because Abraxas Petroleum controls the general partner of Abraxas Energy and owns a 48.2% interest in Abraxas Energy. As a result, historical depreciation, depletion and amortization expense reflects the consolidated entity. The following information reflects net proved reserves of oil and gas and the corresponding Standardized Measure of Abraxas Petroleum and Abraxas Energy on a stand-alone and on a consolidated basis.

The following information summarizes the net proved reserves of oil (including condensate and natural gas liquids) and gas and the present values thereof as of December 31, 2008 for our properties. DeGolyer and MacNaughton estimated reserves for properties comprising approximately 92% of the PV-10 of our oil and gas reserves (on a consolidated basis) as of December 31, 2008, and reserves for the remaining 8% of our properties (on a consolidated basis) were estimated by Abraxas Petroleum personnel. The properties acquired from St. Mary included in the reserve report prepared by DeGolyer and MacNaughton were selected by Abraxas Petroleum initially according to the value it allocated to each property during the review of the acquisition. Reserve estimates for the higher valued properties were prepared by DeGolyer and MacNaughton and reserve estimates for the lower valued properties were prepared by Abraxas Petroleum personnel because we determined that it was not practical for DeGolyer and MacNaughton to prepare reserve estimates for all of the properties because we own a large number of properties with relatively low values. A total of 412 properties were included in the reserve report prepared by DeGolyer and MacNaughton, which comprised 92% of the standardized measure of our properties and a total of 889 properties were included in the reserve estimates prepared by Abraxas Petroleum personnel, which comprised 8% of the standardized measure of our properties. Oil and gas reserves, and the estimates of the present value of future net revenues therefrom, were determined based on then current prices and costs. Reserve calculations involve the estimate of future net recoverable reserves of oil and gas and the timing and amount of future net revenues to be received therefrom. Such estimates are not precise and are based on assumptions regarding a variety of factors, many of which are variable and uncertain. Proved oil and gas reserves are the estimated quantities of oil and gas that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed oil and gas reserves are those expected to be recovered through existing wells with existing equipment and operating methods. All of our reserves are located in the continental United States.

Proved reserves were estimated in accordance with guidelines established by the Securities and Exchange Commission and the FASB, which require that reserve estimates be prepared under existing economic and operating conditions with no provision for price and cost escalations except by contractual arrangements; therefore, year-end prices and costs were used in estimating net cash flows.

The following table sets forth changes in estimated proved reserves for the periods indicated.

	Abraxas Petroleum (stand-alone)		Abraxas Energy (stand-alone)		Pro Forma Consolidated
	Oil (MBbl)	Gas (MMcf)	Oil (MBbl)	Gas (MMcf)	Oil (MBbl)	Gas (MMcf)
December 31, 2007	1,925	22,543	1,206	65,460	3,131	88,003
Revisions of previous estimates	(260)	(1,241)	(1,391)	(4,919)	(1,651)	(6,160)
Extensions and discoveries	459	3,773	—	2,090	459	5,863
Acquisition of oil and gas properties	572	830	5,112	26,280	5,684	27,110
Sales of minerals in place	(27)	(56)	—	—	(27)	(56)
Production	(102)	(838)	(448)	(5,505)	(550)	(6,343)
December 31, 2008	2,567	25,011	4,479	83,406	7,046	108,417

Acquisition of oil and gas properties increased significantly during 2008 due to the properties we acquired from St. Mary in January 2008.

The following table sets forth certain information regarding pro forma proved developed oil and gas reserves.

	Oil (MBbl)	Gas (MMcf)
December 31, 2007	2,184	33,908
December 31, 2008	5,563	48,209

The following table, which represents a standardized measure of discounted future net cash flow and changes therein relating to estimated proved oil and gas reserves, are presented pursuant to FAS 69. In computing this data, assumptions other than those required by FAS 69 could produce different results. Accordingly, the data should not be construed as representative of the fair market value of our estimated net proved oil and gas reserves. The following assumptions have been made:

•
Future revenues were based on year-end NYMEX oil and gas prices of $44.60 per barrel of oil and $5.62 per MMbtu of gas for December 31, 2008. Future price changes were included only to the extent provided by existing contractual agreements.

•	Production and development costs were computed using year-end costs assuming no change in present economic conditions.

•	Future net cash flow were discounted at an annual rate of 10%.

Future income taxes were computed by applying the statutory tax rate to the excess of pre-tax cash inflows over the tax basis of the properties. Operating loss carryforwards, tax credits, and permanent differences to the extent estimated to be available in the future were also considered in the future income tax calculations, thereby reducing the expected tax expense.

The standardized measure of discounted future net cash flow relating to estimated pro forma net proved oil and gas reserves as of December 31, 2008 is presented below:

	Abraxas Petroleum (stand-alone)	Abraxas Energy (stand-alone)	Pro Forma Consolidated
	(In thousands)
Future cash inflows	$226,936	$584,708	$811,644
Future production costs	(81,340)	(231,416)	(312,756)
Future development costs	(43,890)	(90,183)	(134,073)
Future income tax expense	—	—	—
Future net cash flows	101,706	263,109	364,815
Discount	(68,285)	(144,538)	(212,823)

Standardized Measure of discounted future net cash flow relating to net proved reserves	$33,421	$118,571	$151,992

The following is an analysis of the changes in Standardized Measure:

	Abraxas Petroleum (stand-alone)	Abraxas Energy (stand-alone)	Pro Forma Consolidated
	(In thousands)
Standardized Measure – January 1, 2008	$67,935	$147,751	$215,686
Sales and transfers of oil and gas produced, net of production costs	(11,634)	(60,815)	(72,449)
Net change in prices and development and production costs from prior year	(27,406)	(41,688)	(69,094)
Extensions, discoveries and improved recovery, less related costs	6,448	2,246	8,694
Purchase of minerals in place	489	61,272	61,761
Sales of minerals in place	(306)	(60)	(366)
Revisions of previous quantity estimates	(1,984)	(14,238)	(16,222)
Change in timing and other	(12,361)	14,775	2,414
Accretion of discount	12,240	9,328	21,568

Standardized Measure – December 31, 2008	$33,421	$118,571	$151,992